EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES DRILLING
PROGRAM FOR ATWOOD BEACON

Houston, Texas
June 14, 2010

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (NYSE – ATW) a Houston-based International Drilling Contractor, announced that the ATWOOD BEACON (owned and operated by our wholly-owned subsidiary, Atwood Oceanics Pacific Limited) has been awarded a contract by Edison International S.p.A. (Ivory Coast Branch) (“EDISON”) to drill one (1) well offshore Ivory Coast at an operating dayrate of around $115,000.  The drilling program (including mobilization) is expected to take around 70 days to complete.

The rig is expected to complete its current drilling program with Hess Equatorial Guinea, Inc. on June 17, 2010 and is expected to be on zero rate from that date until it commences the Edison contract in early July 2010.  Edison will provide the tow vessel and pay a dayrate of around $110,000 for the estimated eight (8) days required to relocate the rig from Equatorial Guinea to the Ivory Coast.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including; the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2009, filed with the Securities and Exchange Commission.

Contact: Jim Holland
281-749-7804